Exhibit 10.15
AMENDMENT NO. 1
TO THE
H&R BLOCK SEVERANCE PLAN
HRB Management, Inc. (the “Company”) adopted the H&R Block Severance Plan (the “Plan”), effective as of April 23, 2001 (Amended and Restated August 11, 2003). Section 9 of the Plan provides that the Plan Sponsor may amend the Plan at any time.
This Amendment amends the Plan as amended and restated effective August 11, 2003, as well as certain prior versions of the Plan, as detailed below.
AMENDMENT
     1. Section 2 is amended, effective May 1, 2004, by deleting Section 2(q) in its entirety replacing with the following.
2(q) “Year of Service” means each period of 12 consecutive months ending on the Employee’s employment anniversary date during which the Employee had at least 1,000 Hours of Service. In determining a Participant’s Years of Service, the Participant will be credited with a partial Year of Service for his or her final period of employment commencing on his or her most recent employment anniversary date equal to a fraction calculated in accordance with the following formula:
Number of days since most recent employment anniversary date
365
Despite an Employee’s Years of Service calculated in accordance with the above, an Employee whose pay grade at his or her Participating Employer fits in the following categories at the time of the Qualifying Termination will be credited with no less than the specified Minimum Years of Service and no more than the specified Maximum Years of Service listed in the following table as applicable to such pay grade:

Pay Grade	Minimum Years of Service	Maximum Years of Service
81 and above	6	18
65-80, 140-145, 185-190	3	18
58-64, 117-135, 173-180, 299	1	18
30-43, 100-116, 170-172, 298	1	18

Notwithstanding the above, if an Employee has received credit for Years of Service under this Plan or under any previous plan, program, or agreement for the purpose of receiving severance benefits before a Qualifying Termination, such Years of Service will be disregarded when calculating Years of Service for such Qualifying Termination under the Plan; provided, however, that if such severance benefits were terminated prior to the completion because the Employee was rehired by any subsidiary of the Company then the Employee will be re-credited with full Years of Service for which severance benefits were not paid in full or in part because of such termination.
     2. Section 5, “Health and Welfare Benefits” is deleted in its entirety and replaced with the following, effective January 1, 2004:
     5. Health and Welfare Benefits.
(a) Benefits. In addition to the severance compensation provided pursuant to Section 4 of the Plan, a Participant may continue to participate in the following health benefits provided by his or her Participating Employer during the Continuing Coverage Period on the same basis as employees of the Participating Employer:
(i). medical;
(ii). dental;
(iii). vision;
(b) Other Benefits. In addition to the severance compensation provided pursuant to Section 4 of the Plan, a Participant may continue to participate in the following health benefits provided by his or her Participating Employer during the Severance Period on the same basis as employees of the Participating Employer;
(i). employee assistance;
(ii). medical expense reimbursement and dependent care expense reimbursement benefits provided under a cafeteria plan;
(iii). life insurance (basic and supplemental); and
(iv). accidental death and dismemberment insurance (basic and supplemental).

For the purposes of any of the above-described benefits provided under a Participating Employer’s cafeteria plan, a Qualifying Termination constitutes a “change in status” or “life event.”
(c) Payment and Expiration. Payment of the Participant’s portion of contribution or premiums for such selected benefits will be withheld from any severance compensation payments paid to the Participant under this Plan. The Participating Employer’s partial subsidization of such coverages will remain in effect until the earlier of:
(i)	the expiration of earlier termination of the Employee’s Severance Period, after which the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code; or

(ii)	the Participant’s attainment of or eligibility to attain health and welfare benefits through another employer after which time the Participant may be eligible to elect to continue coverage of those benefits listed above that are provided under group health plans in accordance with his or her rights under Section 4980B of the Internal Revenue Code.
     IN WITNESS WHEREOF, HRB Management, Inc. has adopted this Amendment No. 1 to the H&R Block Severance Plan, this _______ day of May, 2004.

HRB Management, inc.

Date:	By:	/s/ Mark A. Ernst

Mark A. Ernst
President and Chief Executive Officer

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